EXHIBIT 99.1

Conference call script of Tut Systems, Inc. hosted on November 7, 2006

TUT SYSTEMS

Moderator: Salvatore D’Auria

November 7, 2006

7:30 am CT

Operator:	Good morning. My name is Judy and I will be your conference operator today. At this time I would like to welcome everyone to the TUT Systems Third Quarter Financial Results conference call with Salvatore D’Auria, Chief Executive Officer and Scott Spangenberg, Chief Financial Officer.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question, press star then the number 2. Thank you. Mr. Spangenberg, you may begin your conference.

Scott Spangenberg:	Good morning and thank you for joining our conference call to report our Third Quarter 2006 business and financial results. My name is Scott Spangenberg and I am CFO for the company.

Before I turn the call over to Sal D’Auria, our Chairman, President and CEO, I’d like to remind that today’s conversation will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Specifically without limitation or expectations about our revenues, cash flows, the introduction of new products, the performance of our various product lines, gross margin, total operating expenses, net interest earnings, earnings per share and cash balances are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties. Actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risk inherent in new and developing technologies markets such as the IPTV market.

The risk that competitors will introduce rival technologies and products and the risk that expected financial benefits of new technology deployments will not be achieved as a result of unperceived costs or events.

Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission.

We expressly disclaim any obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise. Now I’d like to turn the call over to Sal for his opening remarks.

Salvatore D’Auria:	Well thank you Scott. And welcome to our morning conference call. The downturn in our business that we experienced in Q2 began to improve in the mid to later part of Q3. We saw a modest growth in our business in Q3 and expect additional growth in Q4. We believe that our revenue profile is back on a growth pattern.

Orders for our video products grew in the Quarter. Our revenue for the first three quarters of this year is ahead of the same period last year.

Our gross margins improved in the Quarter.

Our Opex is down, consistent with the changes that we made early in the year.

This four to five-month pause in our business has put pressure on our cash reserves, but we expect to see an increase in our cash position in Q4 as we reduce our inventory levels and receivables come back in line.

We also believe that we are successfully navigating our opportunities with our potential partners and customers both large and small.

Our sales opportunity funnel grew to a record number in the quarter. The funnel now tracks over $300 million in video opportunities. Now back to Scott for the financial details.

Scott Spangenberg:	Thank you Sal. First of all I’d like to review our Third Quarter and year-to-date operating results.

Our total revenue for the Third Quarter and nine months ended September 30, 2006 was $8.2 million and $27.8 million respectively compared to $10.0 million and $6.8 million for the same periods ending September 30, 2005.

Our Q3 revenue represents a sequential quarter increase of 1.5% from last quarter and a year-over-year decrease of 18.1% from Q3 2005.

Our revenue for the first nine months of 2006 increased by 4% when compared with the first nine months of 2005.

Our revenue from video processing systems products of $6.9 million increased by $0.1 million or 1.6% from last quarter’s revenue of $6.8 million.

Compared with the Third Quarter of 2005, revenue of $8.1 million, our revenue from video processing systems products decreased by $1.2 million or 14.5%.

On a year-to-date basis sales of our video processing systems products increased by 15.8% to $24.2 million from $20.9 million for the nine months ended September 30, 2005.

Revenue from our private broadband network products in the Third Quarter of 2006 was $1.1 million. This was a $0.1 million decrease from both last quarter revenue and Q3 2005 revenue at $1.2 million.

Revenue from private broadband network products decreased by $0.4 million from $3.6 million in the nine months ended September 30, 2005 to $3.2 million during the nine months ended September 30, 2006.

Revenue related to Legacy Copper Mountain product sales was $0.2 million and $0.7 million for the three months ended September 30, 2006 and 2005 respectively. Year to date, revenue related to these products was $0.4 million and $2.2 million for 2006 and 2005 respectively.

International revenue was $1.1 million or 13% of our total revenue for the Third Quarter of 2006 compared with $2.7 million or 27% in the Third Quarter of 2005. On a year-to-date basis, international revenue was $4.1 million or 14.8% this year compared with $5.5 million or 20.5% last year.

No single customer accounted for greater than 10% of our revenue for the three months or the nine months ended September 30, 2006.

Last year during the Third Quarter, Cavalier telephone accounted for 17% and Huawei Technologies Company Limited accounted for 10% of our revenue.

During the nine-month ended September 30, 2005, one customer, FTC Management, Inc., accounted for 11% of the company’s revenue.

For the Quarter ended September 30, 2006, our cost of goods sold was $5.6 million compared with $7.9 million for the Third Quarter of 2005. Cost of goods sold in the Second Quarter of 2006 was $5.7 million.

The year-over-year decrease in Third Quarter cost of goods sold of $2.3 million included decreased material cost of $1.1 million and a decrease of $0.2 million in personnel costs. Included in Q2 2005 cost of goods sold was an impairment charge of $0.2 million as well as an inventory reserve charge of $0.8 million.

Amortization of intangibles of $0.4 million was included in cost of goods sold during the Third Quarters of both 2006 and 2005.

Our gross product for the Quarter of 2006 was $2.6 million compared with $2.2 million for the Third Quarter of 2005 and $2.4 million for the Second Quarter of 2006.

Our gross margin was 32% for the quarter ended September 30, 2006 compared with 21.7% for the same period in 2005.

When compared with our Second Quarter of 2006 gross margin of 29.6% our Third Quarter 2006 gross margin increased by 2.4 percentage points.

The sequential quarterly increase was primarily the result of our fixed costs and overhead representing a lower percentage of cost of good sold.

Our operating expenses decreased again this Quarter. During the Third Quarter of 2006 we reduced our operating expenses by $0.7 million to $6.0 million from $6.7 million last quarter.

The sequential decrease in operating expenses included decreases of $0.6 million in personnel costs and $0.1 million in travel expenses. When compared with Q3 2005, our operating expenses are down $1.8 million.

The year-to-year decrease in operating expenses include reductions in personnel cost of $1.4 million, contractors and outside services of $0.2 million, supplies and equipment costs of $0.2 million and travel expenses of $0.2 million.

Partially offsetting these decreases was a $0.2 million expense of stock compensation associated with the adoption of SAFAS 123R. As a reminder we began expensing the costs associated with share based compensation at the beginning of this year. Previously these non-cash expenses were not charged to operations but were footnoted in our financial statements.

The net loss for the Quarter was $1.3 million. This net loss includes a non-cash charge of $0.2 million for the amortization of debt discount and a non-cash gain related to the change in value on the convertible derivatives of $2.5 million associated with convertible notes issued in August of 2006.

Our net loss for the Third Quarter of 2005 was $5.6 million on a basic. On a diluted per share basis our loss was 4¢ and 17¢ in Q3 of 2006 and 2005 respectively.

The effect of the amortization of debt discount and the non-cash gain related to the change in value on the convertible note derivatives reduced our net loss by 7¢ per share on a basic and diluted basis.

EBITDA for the Quarter was a negative $2.3 million, an improvement of $1.1 million from last quarter.

Our year-to-date net loss was $9.1 million and 27¢ per share compared with $13.4 million and 48¢ per share for the same period in 2005.

Now regarding our balance sheet and cash flows. Cash and cash equivalents totaled $4.6 million at September 30, 2006, a decrease of $13 million from September 30, 2005.

Accounts receivable and unbilled revenue increased by $0.4 million from $14.5 million at September 30, 2005 to $14.9 million at September 30, 2006. Excluding unbilled revenue, DSO or Daily Sales Outstanding, was 113 at Quarter end compared with 104 last quarter and 94 days at September 30, 2005.

Inventories were $12 million at September 30, 2006 compared with $6.4 million a year ago. Inventories increased due to purchase commitments made in prior quarters for long lead items ordered to support higher anticipated revenue.

Our line of credit was $4.3 million at the end of the Quarter and $7 million at September 30, 2005.

Accounts payable and accrued liabilities were $9.9 million at September 30, 2006 and $9.7 million at September 30, 2005. Increase in accounts payable and accrued liabilities was primarily due to increased inventory purchases.

During Q3, we issued $7 million of Convertible Notes and warrants to purchase approximately 2.8 million shares of common stock. The interest rate on the Notes is 8% per year and is payable quarterly in cash or stock.

The Notes are convertible into approximately 5.6 million shares of common stock at a conversion rate of about $1.24 per share. The warrants are exercisable at approximately $1.36 per share.

The Notes contain certain features that are considered embedded derivatives. The initial value assigned to these derivatives was $5.1 million and was recorded as a current liability and an offset to debt discount. In addition, these features also affected previously issued warrants issued in 2005.

The change in the fair value of the embedded derivatives was $2.5 million during the third quarter of 2006 and was recorded as a non-cash gain on Convertible Note derivatives.

Regarding cash flow, cash used in operating activities reduced to $12.9 million for the nine months ended September 30, 2006, compared with $16 million for the same period in 2005.

Sources of cash from operating activities for the nine months ended September 30, 2006 included accounts payable and accrued liabilities of $1.1 million and net non-cash expenses such as depreciation, amortization, fair value adjustments to the derivatives, accretion related to amortization of debt discount, and non-cash compensation of $0.8 million.

Uses of cash in operating activities for the same period include inventories of $5.3 million and prepaid expenses of $0.6 million.

Cash provided by investing activities was $0.8 million for the nine months ended September 30, 2006, compared with cash used of $0.1 million for the same period in 2005.

During the nine months ended September 30, 2006, cash provided by investing activities included proceeds of $1.7 million from short-term investments; partially offsetting this were additions to property and equipment of $0.9 million.

Cash from financing activities was $4.5 million for the nine months ended September 30, 2006, compared with $21.3 million for the nine months ended September 30, 2005.

The cash from financing activities in 2006 included proceeds from our convertible debt financing of $7 million and net proceeds from the issuance of common stock of $0.4 million, offset by the repayment of our line of credit of $2.8 million.

During the third quarter of 2006, our cash balance decreased by $2.8 million from the end of last quarter. The sources of cash during the quarter included proceeds from our Convertible Note of $7 million, while uses of cash included our net loss of $1.3 million, net non-cash gain included in the net loss of $1.3 million, repayment of our line of credit of $3.5 million, cash used by operating assets and liabilities of $3.4 million, and purchases of fixed assets of $0.3 million.

Let me now turn to our forward-looking guidance. Remember that forward-looking statements that I am about to make are subject to many risks and uncertainties as described at the beginning of this call.

Further, because of the high cost per unit of our headend systems, if we were to sell in one less system than our forecasted number of headend sales per quarter, such a decrease in sales volume would have a material and adverse effect on our revenue for that quarter. We’re providing the following guidance for the fourth quarter of 2006.

We expect the fourth quarter revenue to be approximately $8.2 million to $8.5 million. This forecast does not include any revenue from Tier 1 opportunities we are pursuing.

We estimate that our gross margin percentage, including amortization of intangibles of $0.4 million, will be approximately 33% for the fourth quarter. We estimate our fourth quarter operating expenses at approximately $6 million.

We expect net interest expense for the fourth quarter to be approximately $0.3 million and we expect the weighted average number of shares outstanding to be approximately 33.8 million shares for the fourth quarter.

This concludes my financial comments and guidance. I’d like to remind everyone that we will not be reviewing our commenting on financial models or providing additional details to our expectations after this call or during the quarter.

We also wish to remind you that our actual financial results may vary materially from our guidance due to factors that are unforeseen or whose results are unpredictable at this time.

At this time, I’d like to turn the call back over to Sal.

Salvatore D’Auria:	Well, thank you, Scott. As you may remember, we track four distinct opportunity areas. I’d like to give you a brief update of each of these areas. Let me start with the first one, the new IOC and PTT customers.

The set-top box middleware conditional access ecosystem has improved in the quarter. In Q3, we finally had some set-top boxes to demonstrate our MPEG-4 SD and HD solutions and we didn’t have those set-top boxes in Q2.

We expect that Q4 will have improved availability of these set-top boxes but we believe it will be Q1 of ‘07 when the availability of the popular configurations become more readily available.

Our major headend in the Middle East region is scheduled to go commercially deployment in the near future and we believe that this commercial deployment will result in an increase in sales activities in the region over the next couple of quarters. We saw one new IOC master headend win in the quarter and actually pretty soon after that early in this quarter, saw a second.

The other area that I think is quite interesting is our existing customer upgrade cycle. During the quarter, we had our fifth annual user group meeting and it was our best yet. Our customers clearly have interest in continuing the growth in their IPTV initiatives.

We heard very specific interest in MPEG-4 SD and HD upgrades and also ad insertion and slicing application interest. We believe that HD is a must-have feature for virtually all of our customers.

The set-top box middleware conditional access environment has slowed the process down but the customers are anxious to move forward and we believe that we have the right solution and the relationships to upgrade virtually all of our customers to some channels of High Definition.

The PBN Group has been very active this quarter; our MT2 product is receiving good interest from a number of hotel service providers and hotel chains in the U.S. and in Europe.

We are in the process of completing our eighth property with a major hotel service provider. It is our largest installation to date with over 1,400 rooms going online and it’s going quite well.

We believe that this product is the best Next Generation hotel broadband solution on the market and we believe that we’ll be entering a hotel room upgrade cycle that will begin over the next year. We believe that this cycle could include over 400,000 rooms per year, entering the Next Generation of broadband upgrade.

Beginning in Q4, we are migrating our manufacturing of our MT2 product to China. This will give us additional scale capabilities and possible gross margin improvements.

Our new XLP long-reach power over Ethernet products were in beta trial mode this quarter and will move into general availability production in Q4.

Today we have over ten field trials in progress in Japan, Europe, and the U.S. The major applications include Wi-Fi network extension and video security and surveillance.

We’re also working with the largest IP video camera manufacturers and large security system integrators around the world. We are very encouraged by the progress in this PBN Group this quarter.

Now to Tier 1 opportunities. Progress with various Tier 1s increased in the quarter and progress has increased our confidence in adding a Tier 1 to our customer mix. We saw higher levels of activity on some of the largest opportunities.

In recent weeks, we have had more meetings and discussions about projects and process status, specifications, timely decisions, and the timing of rollouts. We believe that we’re getting closer to success and the list of competitors is getting smaller.

We had at least one new Tier 1 opportunity surface this quarter; this opportunity is currently in progress with a Tier 1 lab shootout underway against a small group of competitors.

Potential customers are taking notice of the quality and economic value of our MPEG-4 transcode solution. By the way, we are demonstrating our MPEG-4 SD and HD transcode solution at the Telco TVs Trade Show this week in Dallas.

Now I’d like to have some closing comments and sort of summarize our view of our business. We believe that all four of our opportunity areas are on track for growth.

We believe that we have invested in products that are superior to the competition in satisfying the customer needs. We believe we have the right team to support the business.

We believe that we are well-positioned in the video marketplace and it is the right time to be in that market. We believe we can carefully manage our working capital to provide the resources we need to grow our business.

We are frustrated that we cannot demonstrate or communicate our progress in more detail, especially our progress with Tier 1 opportunities. But we believe that we have the potential for significant growth in the coming quarters.

With that, I’d like to open it up for questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star, then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Once again, that is star, 1 to ask a question.

Your first question comes from the line of Tim Savageaux with Merriman.

Tim Savageaux:	Hi, good morning. Excuse me, can you hear me?

Salvatore D’Auria:	Good morning, Tim.

Tim Savageaux:	Okay. A couple of questions, first, I wonder if you can address the size of your HD upgrade potential opportunity within your core installed base of independent carriers; you talked about that on past calls, that seems to be coming a bit later than expected. But I just wanted to see if you can size that overall opportunity for us? And then I have a follow-up. Thanks.

Salvatore D’Auria:	Sure. Well, let me start with the answer to that. Yeah, we were very encouraged by our user group meeting. As I said in the call, we think that virtually every one of our customers is going to need some number of channels of HD.

The simple calculation that we do that we are actually very confident in is if you imagine that we have at least 100 customers and each of these customers takes 10 channels of HD, and imagine HD as about $30,000 a channel, roughly speaking, there is a $30 million opportunity with those first 100 customers. And actually we have upwards of 160 plus customers. So we see that being again at least a $30 million upgrade.

The other thing is relative to the timing, we are a bit disappointed that high-def set top boxes are not as available as we would like and as our customers would like, and also that it’s not just the set top boxes but it’s the set top box with the combination of middleware and conditional access.

But we do believe that we’ll actually see some upgrades in Q4 begin, and the upgrade cycle getting really in earnest in the Q1 timeframe. And I think that by the middle of the year, we should expect it to be a significant part of our business.

Tim Savageaux:	Okay. Great. And to follow up, you mentioned a $300 million total opportunity. Does that refer to the tier 1 opportunity, and is that - maybe that number got a little bit bigger than you thought in the recent past, or does that include having your total addressable opportunity in the funnel that you see in front of you? And finally, I’ll ask you to opine, if you would, any update on potential timing on tier 1 decision-making.

Salvatore D’Auria:	Sure. You’re right, Tim, in noticing that number. It’s a larger number than we’ve talked about before, and it’s because of the funnel has gotten larger.

That funnel includes not only IOC, PTT upgrade opportunities, but it also does include the tier 1 opportunities. Again, to be clear, that number is in excess of $300 million.

And like I said, it does include some of the tier 1 opportunities that we have seen get added to our funnel. And I should be clear that the very few, if any, have fallen out of our funnel.

The decision-making process out there and the decisions that are still being made, particularly on the tier 1 side, would probably astound people. They just basically have not made some of the decisions that you would expect them to have made.

And your last part of your question is about the timing. We have been disappointed in the timing. We have communicated certain timings with the public in the past, and as we have been communicated to from these potential customers, and have been disappointed, but I can tell you that we are getting very close on a number of these opportunities.

Very close means that we’re within one to two quarters of seeing significant decisions being made out there relative to some of these tier 1 opportunities. And we believe it is very natural for it to happen given the overall rollouts that have been projected by these tier 1s.

Did you have a further question on that?

Tim Savageaux:	No. That’s great. I’ll stop there for now and pass it on. Thank you.

Salvatore D’Auria:	Okay.

Operator:	Your next question comes from the line of Anton Wahlman with Fine Quality.

Anton Wahlman:	Hi. This is Anton, Sal, can you hear me?

Salvatore D’Auria:	I can here you. Is that Anton from Think Equity?

Anton Wahlman:	That is correct.

Salvatore D’Auria:	Okay.

Anton Wahlman:	First of all, you mentioned the 400,000 rooms per year upgrade cycle?

Salvatore D’Auria:	Yes.

Anton Wahlman:	And is there a dollar amount you can put on that, meaning how should we think about the cost per room? You mentioned, for example, you had most recently a one particular hotel property was 1,400 rooms.

I mean, is there like a price per line or something equivalent that we should think about in terms of trying to figure out what that could mean total dollar-wise.

Salvatore D’Auria:	Sure. Let me, first of all, this is a very interesting area. If you recall, Tut was the leader in hotel high-speed access equipment. In fact, if you travel the hotels today, you’ll still find today quite a few instances of the Tut equipment out there.

That equipment has been out there since about 2000 when high-speed internet access became an amenity that was important in the hotel space.

The advent of high-definition television and other higher bandwidth requirements and also voice-over IP types of things has caused the, what we believe is an imminent upgrade cycle. And the estimates that we have from various industry groups is that this could be 400,000 rooms a year, plus.

Now, of those 400,000 rooms, we think that some of those rooms will be rewired with things like CAT-5 wiring and some of them will have some wireless solutions. But there will be a percentage of that that we think will be very appropriate for our MT2 product.

In terms of price per line or per room, you know, if you think about it very roughly speaking, if you think about $100 or a bit more per room, you get a sense for the magnitude of the opportunity.

And you’re right. We are just about finishing what will be our largest installation in a hotel; 1,400 room installation. And as I said, it’s going very well, and this one service provider and the hotel chain, this is their seventh or eighth installation and they’re very pleased with this.

And just one last comment on that, is that if you understand our strategy on the PBN side, it has been over the last couple of quarters to get into as many fundamental trials as possible and to really focus on getting out there with an array of service providers and hotel chains so that we can be best positioned for the possible upgrade cycle that, again, we think is going to begin in 2007.

Anton Wahlman:	So the 400,000 rooms has led your take - that’s like the market, in your opinion.

Salvatore D’Auria:	We think that’s the market that will be upgraded for high-speed access solutions. And we think that we could take a good part of that because of the ease of installation and performance of the product we have. I think we have really developed a nice product for that space.

Anton Wahlman:	Okay. Now, in terms of the overall funnel of the $300 million that you mentioned, any chance you can break that down into at least ballpark approximately between your tier 1 opportunities and what part of the $300 million there do you count as being the hotel PBN business?

Salvatore D’Auria:	The last part of that question is pretty simple. That funnel I talk about is only the video part of the business. It does not include any PBN business in that funnel. That’s why I call it the video opportunity funnel.

Again, the funnel does include a mix of essentially three of the four growth opportunities I talked about. It’s got new IOC, upgrade cycle with our existing video customers, particularly for HD, and the tier 1 opportunities that are there.

I would say that probably, you know, roughly 1/3 or so of that is the first two where tier 1 opportunities are about 2/3 of that number. And again, I make it clear that our number that we track in our database is higher than the $300 million.

Anton Wahlman:	So outside of the $300 million, do you have at all a funnel number for the PBN business, as well?

Salvatore D’Auria:	We haven’t shared that as we are - we want to be more confident about the timing and the magnitude of that. I think that we will soon be able to do that as we have now touched on virtually all of the large hotel chains and virtually all of the service providers that service those hotel chains. And we will be getting good feedback on that for us to give you good guidance about 2007.

Anton Wahlman:	So basically as we stand here today, how many properties or hotel rooms are actually in service with your PBN, the new solution at this point?

Salvatore D’Auria:	I think that the number is somewhere in the - and I’m talking about not small installations, but, you know, meaningful installations, they’re somewhere in the mid-teens and up and running today. And those are not just in the US but also in Europe and in Japan, in particular.

Anton Wahlman:	And just to make sure, that is the new product?

Salvatore D’Auria:	That is the new product. That is the MT2 product. That is not the XLP product. The long reach Power over Ethernet product is called the XLP. MT2, multi-tenant 2nd generation, that’s where that comes from - MT2 is what I was referring to, that is in sort of the mid-teens that we have installed today.

And I will say that we have been very careful to position those installations in areas that have I would say significant upside as in - we split them out amongst many chains in service providers. That does not include other sort of trials. I’m talking about things installed; commercial deployment.

Anton Wahlman:	Finally, you mentioned in terms of addressing your tier 1 opportunities a little bit that you thought that the competitive landscape had improved a little bit. Can you give any insight into what might be the reasons for such an improving competitive landscape? Because I think you said something like somebody had fallen off or something like that.

In terms of – what kind of features or performance criteria would there have been that would have caused such an improvement in your competitive ability in these accounts?

Salvatore D’Auria:	Well let me just give you one example. And this is one new opportunity that we began working this last quarter. This is – right now there’s a, I call it a shootout going on at a tier one facility lab.

And we believe that of the handful of competitors that are there that we are – yeah we don’t know for sure but we believe that we are the one participant that is offering a transcode to high definition solution, as opposed to a two box end code or decode end code kind of solution.

And, again that’s an example of what, you know, how we could bridge hit ourselves there and therefore, you know, sets us apart.

On some other opportunities we’re also lead to believe that as we are moving through the process the field was getting smaller. Not because the companies are, you know, going out of business, but because the companies have been, you know, eliminated for, you know, one reason or another.

So just to give you, again a couple of those things, I think you’re at the telco TV trade show, you should stop by and see the four trans code solution. It does provide a – quite a bit of efficiency and we think that it will also improve the ultimate, you know, quality of the video that is provided.

And by the way, I keep calling it just simple trans code, but internally we talk about it intelligent trans code because of some special things relative to maintaining a perspective on the history of the screen that in a normal decode end code solution is lost in the process. And we maintain that and we think that’s makes for a better solution.

So do stop by, any of you that are out at telco TV to see why we’re excited about the trans code approach.

Anton Wahlman:	All right. Thank you very much.

Salvatore D’Auria:	Thank you.

Operator:	Your next question comes from the line of Bill Morrison with Ryan, Beck and Company.

Bill Morrison:	Good morning guys.

Salvatore D’Auria:	Hi Bill.

Bill Morrison:	You know, first question is you’re carrying, you know, the inventory went up in the quarter instead of going down. Is there a reason you’re carrying that much inventory?

Salvatore D’Auria:	Yeah. It’s really pretty straightforward Bill. You know, we had expected to see higher revenues in the last couple of quarters and, you know, there’s long lead times on parts.

And that, you know, that sort of number caused us to have some, you know, buying of parts and finished goods in anticipation of some higher revenue.

It takes sort of more than a quarter for that to settle out, which we believe it’s settling out in Q4 and in fact we believe that we will be turning some of that inventory back into real cash, you know, during the quarter.

And I guess the other, you know, part of that that goes along with it is that we, you know, again we keep working with our customers, looking at this funnel and the opportunities have not gone away and some of customers are sort of sitting there on the fence.

So potential customers are sitting on the fence and we, you know, we wanted to make sure that we had, at the end of the quarter, equipment to, you know, to ship to them.

I did mention that we – it was early in this quarter, I think it was the first week of this quarter that we got an order for a master head end that we expected last quarter, but it came in, you know, a week later.

Well guess what? We had the inventory, but obviously it showed up on our, you know, Q3 inventory list and it was – made our inventory look a little bit higher.

So again, bottom line is the slowdown we saw for about four months or so, you know, you sort of have an inventory hangover relative to that. But in Q4 we believe that we will successfully turn some of that back into cash. It’s all good inventory.

Bill Morrison:	Is there any inventory there slated for the tier one opportunities?

Salvatore D’Auria:	There is some inventory that could be utilized for tier one opportunities. But it’s no different than inventory that some of our IOC and PTT customers wouldn’t be – also be able to use.

Bill Morrison:	Okay. And could you just – you said something about, you know, the decisions tier ones are making would astound people but not as we would have liked or not at the time. Could you just kind of expand on that?

Salvatore D’Auria:	Well, yeah it’s pretty simple Bill. I think everybody – I think it’s fair to say that everyone’s behind schedule, every tier one is – well I think every tier one is behind on schedules that they have, you know, communicated earlier.

And I think that the, you know, there are some clear reasons for that, back to the set top box, you know, middle wear initial access ecosystem.

I don’t think anyone expected that those pieces would have taken so long to become available. And I think that that’s had some impact on the overall, you know, schedules of deployments, including tier one deployments.

Bill Morrison:	Right. But I mean what would astound us, the delay or…

Salvatore D’Auria:	Well yeah. Well delay and I think that the fact that they’re, you know, they’re getting close. They’re just, again, they’re all behind and they’re – well the other thing I’d say is that I think that a lot of people believe that all decisions have been made, and I think that’s not the case.

There are decisions to be made that are coming up and some of those, you know, we will – we believe that we are, you know, well positioned with and we think that’s a good thing.

Bill Morrison:	Okay. And on Anton’s question, the price per unit per room, right, I didn’t get that.

Salvatore D’Auria:	Yeah, I was saying, you know, roughly speaking if you think about it, you know, broadly speaking about $100 a room to a bit more than that. You know, let’s just say, you know, $100 to $150, you know, for rough estimates, obviously depending upon the type of commitments and tough configurations.

Bill Morrison:	Okay. Thanks.

Salvatore D’Auria:	Okay. Thank you Bill.

Operator:	At this time there are no further questions.

Operator:	I would like to remind everyone, at this time if you would like to ask a question, press Star 1 on your telephone keypad.

And your next question comes from the line of Gregory Rogan with Blast Imaging.

Gregory Rogan:	Good morning gentlemen.

Men:	Good morning.

Gregory Rogan:	Any of the tier one decisions that are going to be made, I know you’re expecting them – you’re saying within the next one to two quarters. I’m just questioning whether your cash burn rate is – falls in conjunction with that or are we in jeopardy at this point?

Salvatore D’Auria:	That’s a good question. I say, you know, two things. One is that, you know, we are – we’re very carefully navigating our working capital and as mentioned earlier we’re, you know, we’re turning things like inventory back into cash over the, you know, next quarter and beyond.

But the second thing is that we’ve always made it clear that for certain tier one opportunities that we would have a partner to work with that tier one and as I mentioned early in my comments today we believe that we are successfully navigating those partner opportunities that would support the tier one opportunities that are before us.

Gregory Rogan:	So it may elevate some of the potential worries about possible financing and dilution going forward?

Salvatore D’Auria:	Yeah, I think so. Again, I want to make it every clear that, you know, we – and particularly the largest of the tier one opportunities – or the larger of the tier one opportunity there would be a partner involved that would, you know, help us to make that a reality. And we continue to navigate that, I believe successfully.

And again we – just back to the working capital we, you know, we have today for a cash perspective, backing out some of the non cash things on the balance sheet but, you know, we have about, you know, 1.8, you know, roughly 1. – I mean sorry, 18 – roughly 18 million in working capital.

And if you look at our EBITDA for the quarter, EBITDA was about 2.3 million and that’s kind of the – EBITDA is my sort of favorite gauge for looking at burn.

And so our challenge, and I think that we are up for the challenge, is to navigate that, you know, working capital equation and again with about 18 million in working capital and with a EBITDA this quarter of 2.3, you know, I think we can navigate that.

We’ll be – do it carefully, but we will, you know, navigate that equation to, you know, to the next growth phase of our business, which we think is not far away.

Gregory Rogan:	Okay. Thank you very much.

Salvatore D’Auria:	Thank you.

Operator:	At this time we’ll give a final opportunity for questions. If you would like to ask a question please press Star 1 on your telephone keypad.

There are no further questions at this time.

Salvatore D’Auria:	Well I’d like to thank everybody for joining our call. And we’ll be looking forward to seeing some of you at telco TV, and communicating with you on our next conference call later – next year I guess.

Thank you very much.

Operator:	This concludes today’s TUT Systems Third Quarter Financial Results Conference Call. You may disconnect at this time.

END